Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

August __, 2006

Don Kania	Executive

FEI Company	FEI
an Oregon corporation
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124-5793

FEI considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of FEI and its shareholders.  FEI recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of FEI and its shareholders.  In order to induce Executive to remain employed by FEI in the face of uncertainties about the long-term strategies of FEI and possible change of control of FEI and their potential impact on Executive’s position with FEI, this Executive Severance Agreement (“Agreement”), which has been approved by the Board of Directors of FEI, sets forth the severance benefits that FEI will provide to Executive in the event Executive’s employment by FEI is terminated under the circumstances described in this Agreement.

1.             Employment Relationship.  Effective as of _____________, 2006 (the “Employment Commencement Date”), Executive became employed by FEI as President and Chief Executive Officer (“Current Position”).  Executive and FEI acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of FEI to provide the severance benefits specified in this Agreement in accordance with the terms hereof.

2.             Release of Claims.  In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”).  Executive promises to execute and deliver the Release of Claims to FEI within the later of (a) 21 days from the date Executive receives the Release of Claims or (b) the last day of Executive’s active employment.

3.             Compensation Upon Termination for Death, Disability or Other than For Cause not in Connection with a Change of Control.  In the event of a Termination of Executive’s Employment (as defined in Section 8.1 of this Agreement) from the Current Position due to Executive’s death, Disability (as defined in Section 8.4 of this Agreement) or termination by the Company for any reason other than for Cause (as defined in Section 8.2 of this Agreement), and such termination is not in Connection with a Change of Control (as defined in Section 8.5 of this Agreement), then contingent upon Executive’s execution of the Release of Claims and compliance with Sections 9, 10 and 12 FEI shall pay Executive, in a single lump sum payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation, the amounts set out below as severance pay and in lieu of any other compensation for periods subsequent to the date of termination:

(a)  If the date of Termination of Executive’s Employment occurs prior to the first anniversary of the Employment Commencement Date, then Executive shall be paid an amount in cash equal to the sum of: (i) twenty-four (24) months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination, plus (ii) 200% of the Executive’s target bonus for the year in which Termination of Executive’s Employment occurs under the annual cash incentive plan(s) in effect at the time of termination (less bonus amounts already paid for such year).

(b)  If the date of Termination of Executive’s Employment occurs on or after the first anniversary of the Employment Commencement Date, then Executive shall be paid an amount in cash equal to the sum of: (i) eighteen (18) months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination, plus (ii) 150% of the Executive’s target bonus for the year in which Termination of Executive’s Employment occurs under the annual cash incentive plan(s) in effect at the time of termination (less bonus amounts already paid for such year).

4.             Compensation Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control.   In the event of a Termination of Executive’s Employment in Connection with a Change of Control (i) for Good Reason (ii) other than for Cause, or (iii) upon Executive’s death or Disability and Executive was employed in his Current Position at the time of a Change of Control, then in each event contingent upon Executive’s execution of the Release of Claims and compliance with Sections 9, 10 and 12, Executive shall be entitled to the benefits set forth in this Section 4.  If Executive is entitled to benefits under this Section 4, Executive shall not be entitled to any benefits under Section 3 of this Agreement as they are not cumulative.

4.1           Base Pay and Bonus.  Executive shall be paid an amount in cash equal to the sum of: (i) twenty-four (24) months of Executive’s annual base pay at the rate in effect immediately prior to the date of termination, plus (ii) 200% of the Executive’s target bonus for the year in which Termination of Executive’s Employment occurs under the annual cash incentive plan(s) in effect at the time of termination (less bonus amounts already paid for such year).

4.2           Health Insurance.  Pursuant to COBRA, a federal law, Executive is entitled to extend coverage under any FEI group health plan in which Executive and Executive’s dependents are enrolled at the time of termination of employment.  FEI will pay Executive a lump sum payment in an amount equivalent to two times (2x) the reasonably estimated cost Executive may incur to extend for a period of 18 months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination.  Executive may use this payment for such COBRA continuation coverage or for any other purpose.

4.3.          Life Insurance.  For a period of two years following Termination of Executive’s Employment, FEI shall maintain in full force and effect, at its sole cost and expense, for Executive’s continued benefit, any life insurance policy insuring Executive’s life in effect immediately prior to termination, provided that Executive’s continued participation is possible under the general terms and provisions of such policy.  At Executive’s election or in the event that Executive’s continued participation in such policy is barred, FEI shall make a lump sum payment to Executive equal to the total premiums that would have been paid by FEI for such two-year period.

4.4           Stock Options and Other Awards.  All outstanding stock options held by Executive shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two (2) years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.  All vesting and performance requirements shall be deemed fully satisfied, and all repurchase rights of FEI shall immediately terminate, under all outstanding restricted stock awards held by the Executive.  With respect to outstanding awards other than stock options and restricted stock (but including restricted stock units), Executive will immediately vest in and have the right to exercise such awards, all restrictions will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100 percent target levels and all other terms and conditions met.  Such awards will be paid or otherwise settled as soon as administratively practicable following the date of termination or, if later, the date of exercise.  Notwithstanding the foregoing, to the extent required to avoid imposition of any additional tax or income recognition under Section 409A of the Internal Revenue Code of 1986, as amended (“IRC”), the vesting of such awards shall be accelerated in accordance with this Section 4.4 but such awards shall be paid or settled at the same time or times that the awards otherwise would have been paid or settled in the absence of this Section 4.4.

5.             Capped Benefit.  Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined in the next sentence) than from the payments pursuant to this Agreement (the “Specified Benefits”), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid.  The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being “parachute payments” as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“IRC”), or any successor provision.  For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive in connection with a Change of Control (collectively, excluding the Specified Benefits, the “Change of Control Payments”) as determined in accordance with Section 280G and the regulations issued thereunder.  To determine whether Executive’s after-tax benefit from the Capped Benefit would be greater than Executive’s after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC § 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises FEI in writing is applicable to Executive.  Unless FEI and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by FEI’s independent public accountants or other nationally recognized accountants reasonably acceptable to both parties (the “Accountants”), whose determination shall be conclusive and binding upon Executive and FEI for all purposes.  For purposes of making the calculations required by this Section, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the IRC.  FEI and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  FEI shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6.             Tax Withholding; Subsequent Employment.

6.1           Withholding.  All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

6.2           Subsequent Employment.  The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by FEI by reason of any compensation earned by Executive as the result of employment by another employer after termination.

7.             Other Agreements or Arrangements.  In the event that severance benefits are payable to Executive under any other agreement or arrangement with or plan or policy of FEI in effect at the time of termination (including but not limited to any employment agreement or severance plan or policy, but excluding for this purpose any stock option agreement, restricted stock agreement or restricted share unit agreement that may provide for accelerated vesting, extension of exercise periods or related benefits upon the occurrence of a change of control, death or disability), the benefits provided in this Agreement shall not be payable to Executive.  Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements.  Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

8.             Definitions.

8.1           Termination of Executive’s Employment.  Termination of Executive’s Employment means that FEI has terminated Executive’s employment from his Current Position with FEI.  For purposes of Section 4, Termination of Executive’s Employment shall include termination by Executive in Connection with a Change of Control, by written notice to FEI referring to the applicable paragraph of Section 8.1, for “Good Reason” based on:

(A)          the assignment to Executive of a different title, job or responsibilities that results in any decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive’s Current Position;

(B)           a reduction by FEI or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally;

(C)           a reduction by FEI or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control; or

(D)          FEI or the surviving company requires Executive to be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of FEI prior to the Change of Control.

8.2           Cause.   Termination for “Cause” shall mean a termination by FEI based on (i) Executive’s willful and substantial misconduct in the performance of his duties, (ii) Executive’s willful failure to perform his duties after two weeks written notice from the Company (other than as a result of a total or partial incapacity due to a physical or mental illness, accident or similar event), (iii) the Executive’s material breach of this Agreement, (iv) the commission by Executive of any material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof or (v) Executive’s conviction of (or plea of nolo contendere to) a crime constituting a felony. FEI may terminate Executive’s employment for Cause only with the approval of a majority of the Board.

8.3           Change of Control.  A Change of Control shall mean that one of the following events has taken place:

(A)          The shareholders of FEI approve one of the following (“Approved Transactions”):

(i)            Any merger or statutory plan of exchange involving FEI (“Merger”) in which FEI is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving FEI in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or

(ii)           Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of FEI or the adoption of any plan or proposal for the liquidation or dissolution;

(B)           A tender or exchange offer, other than one made by FEI, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of FEI;

(C)           FEI receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person (other than Philips Business Electronics BV or any of its affiliates) of securities representing 20 percent or more of the voting power of outstanding securities of FEI, except that if such receipt shall occur during a tender offer or exchange offer described in (B) above, a Change of Control shall not take place until the conclusion of such offer; or

(D)          During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of FEI.

8.4           Disability.  For purposes of the payment of severance benefits under Section 3 or Section 4 of this Agreement, “Disability” shall mean Executive’s absence from full-time duties with FEI for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by FEI following such absence Executive shall have returned to the full-time performance of Executive’s duties.  The conclusive and binding determination of Executive’s Disability will be made by the Board of Directors in accordance with the definition of Disability as set forth above.

8.5           In Connection with a Change of Control.  For purposes of this Agreement, a termination of Executive’s employment with FEI is “in Connection with a Change of Control” if Executive’s employment is terminated with eighteen (18) months following a Change of Control (as such term is defined in Section 8.3 of this Agreement).

9.             Non-Competition.  For the duration of Executive’s employment with the Company and, if severance benefits are payable under Section 3 or 4 following the termination of such employment, for one year following the date of termination (collectively, the “Noncompete Period”), Executive will not, without the prior written consent of FEI, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, lend Executive’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of FEI or any of its subsidiaries, in any state of the United States or in any country in which FEI or any of its subsidiaries sells products or conducts business; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  Executive agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.  During the Noncompete Period, Executive will, within ten days after accepting any employment, advise FEI of the identity of any employer of Executive.  Receipt of the benefits provided under Sections 3 and 4 hereof is conditioned upon compliance by Executive with this Section.

10.           Non-Solicitation; Non-Hire.  For the Noncompete Period, Executive hereby agrees that Executive will not, directly or indirectly, either for himself or any other person:  (a) induce or attempt to induce any employee of FEI or any of its subsidiaries to leave the employ of FEI or such subsidiary; (b) in any way interfere with the relationship between FEI and its subsidiaries and any employee of FEI or any of its subsidiaries; (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any current or former employee of FEI or any of its subsidiaries, other than such former employees who have not worked for FEI or any of its subsidiaries in the prior 12 months; (d) induce or attempt to induce any customer, supplier, licensee or business relation of FEI or any of its subsidiaries to cease doing business with FEI or such subsidiary, or in any way interfere with the relationship between FEI and its subsidiaries and any customer, supplier, licensee or business relation of FEI or any of its subsidiaries; or (e) solicit the business of any person known to Executive to be a customer of FEI or any of its subsidiaries, whether or not Executive had personal contact with such person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of FEI and its subsidiaries or the products or activities of FEI and its subsidiaries in existence or contemplated at the time of termination of Executive’s employment.  Receipt of the benefits provided under Sections 3 and 4 are conditioned upon compliance by Executive with this Section.

11.           Successors; Binding Agreement.

11.1         This Agreement shall be binding on and inure to the benefit of FEI and its successors and assigns.

11.2         This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

 12.          Resignation of Corporate Offices.  Executive will resign Executive’s office, if any, as a director, officer or trustee of FEI, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of FEI, effective as of the date of termination of employment.  Executive agrees to provide FEI such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

13.           Governing Law, Attorneys Fees.  This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.  FEI shall pay all reasonable attorney’s fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under Section 4 of this Agreement in the event of a Termination of Executive’s Employment in Connection with a Change of Control.

14.           Amendment.  No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and FEI.

15.           Severability.  If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

16.           Injunctive Relief.  A breach of Executive’s obligations under Section 9 or 10 hereof may not be one which is capable of being easily measured by monetary damages and, consequently, Executive specifically agrees that such sections may be enforced by injunctive relief.  Further, Executive specifically agrees that, in addition to such injunctive relief, and not in lieu of it, FEI may also bring suit for damages incurred by FEI as a result of a breach of Executive’s obligations under such sections.

17.           Notices.

17.1        General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to FEI in writing.  In the case of FEI, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

17.2        Notice of Termination.  Any termination by FEI for Cause or by the Employee for Good Reason or otherwise shall be communicated by a notice of termination to the other party hereto given in accordance with this Section.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the date of termination.  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

18.           Integration.  This Agreement, together with the equity award grant notices and agreements that describe Executive’s outstanding equity awards, FEI’s standard form of indemnification agreement and indemnification policies, and FEI’s standard form of confidentiality agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.  To the extent that any provisions of this Agreement conflict with those of any other agreement, including but not limited to any equity award grant notices and agreements whether issued and entered into prior to, contemporaneously with, or following this Agreement, the terms of this Agreement will prevail except to the extent this Agreement is specifically referenced in such other agreement.

19.           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.           Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by FEI, Executive’s service as an officer or director of FEI, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Oregon Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

21.           Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22.           Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.           IRC Section 409A.

23.1         Notwithstanding anything to the contrary in this Agreement, if FEI reasonably determines that Section 409A of the IRC will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination, the severance benefits payable pursuant to Section 3 or 4 will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination.  All subsequent payments, if any, will be payable as provided in this Agreement.

23.2         Notwithstanding anything to the contrary in this Agreement, Executive and FEI agree to work in good faith to consider amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A of the IRC prior to the actual payment to Executive of payments or benefits under this Agreement.

24.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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FEI COMPANY                                                                                    EXECUTIVE

By:

                                                                                                                Don Kania

Title:

EXHIBIT A

RELEASE OF CLAIMS

1.             PARTIES.  The parties to Release of Claims (hereinafter “Release”) are Don Kania and FEI Company, an Oregon corporation, as hereinafter defined.

 1.1          EXECUTIVE.  For the purposes of this Release, “Executive” means Don Kania, and his heirs, executors, administrators, assigns, and spouse.

 1.2          THE COMPANY.  For purposes of this Release, the “Company” means FEI Company, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation’s officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2.             BACKGROUND AND PURPOSE.  Executive was employed by the Company.  Executive’s employment is ending effective __________ pursuant to Section [3 or 4] of the Executive Severance Agreement dated August ___, 2006 between the Company and Executive (“Agreement”).  Pursuant to Section [3 or 4] of the Agreement, the Company is required to make certain payments and/or provide certain benefits to Employee as a result of termination of Executive’s employment.

The purpose of this Release is to settle, release and discharge all claims Executive may have against the Company, whether asserted or not, known or unknown, including, but not limited to, all claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims, whether asserted or not, known or unknown, past or present, that relate to Executive’s employment, compensation, reemployment, or application for reemployment.

3.             RELEASE.  Executive waives, acquits and forever discharges the Company from any obligations Company has and all claims Executive may have against the Company including, without limitation, all claims arising from or related to Executive’s employment with the Company, the termination of that employment, and all obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits, severance or post-employment issues.  Executive hereby releases the Company from any and all claims, demands, actions, or causes of action, whether known or unknown, that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, and the termination of Executive’s employment.  This release includes any and all claims, direct or indirect, under any applicable local, state or federal authority, including but not limited to any claim arising under the Oregon statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act (“ADEA”), the Fair Labor Standards Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act of 2002, Oregon wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories.

3.1           Reservations of Rights.  This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, applicable company stock incentive plan(s), applicable indemnification agreement (or as to indemnification rights only, any applicable company policy, bylaw, provision, statute, or law), the 401(k) plan maintained by the Company or any other plan maintained by the Company that is subject to ERISA.  In addition, nothing herein shall constitute the waiver of any future claims arising after the expiration of the revocation period specified in Section 11 of this Release, including but not limited to any rights or claims that may arise under ADEA. This release does not extend to any obligations incurred under this Agreement.

3.2           No Admission of Liability.  It is understood and agreed that the acts done and evidenced hereby and the Release granted in this Agreement is not an admission of liability on the part of Executive or the Company.

4.             CONSIDERATION TO EXECUTIVE.  After receipt of this Release by the Company fully endorsed by Executive, and following the expiration of the seven- (7) day revocation period described in Section 11 of this Release, without Executive’s revocation, Company shall provide the following to Executive:

a)  the lump sum of ___________ DOLLARS ($__________ ) to Executive (less proper withholding) for severance as provided in Section ____ of the Agreement

b)  the lump sum of ___________ DOLLARS ($__________ ) to Executive (less proper withholding) for the reasonable estimate of COBRA continuation coverage as provided in Section _____ of the Agreement;

c)  the lump sum of ___________ DOLLARS ($__________ ) for the amount of annual cash incentive based on the terms of Section ____ of the Agreement (less proper withholding); [and]

[d) the lump sum of ___________ DOLLARS ($__________ ), representing the cash equivalent (less proper withholding) of the premium to maintain Executive’s life insurance plan for two years as provided in Section _____ of the Agreement;] [and]

[e) acceleration of vesting and/or payment of all of Executive’s stock options, restricted stock, restricted stock units and other equity awards, the termination of the Company’s rights to repurchase shares of Company stock from the Executive, and the ability to exercise all of Executive’s options until the earlier of two years after the date his employment ends or the option expiration date as set forth in the applicable option agreement, all as provided in Section ___ of the Agreement;] [and]

[f) the cash amount calculated under Section ____ through ____ of the Agreement.]*

5.             NO DISPARAGEMENT.  Executive agrees that henceforth Executive will not disparage or make false or adverse statements about the Company.  The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about the Company.  The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

6.             CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED
INFORMATION.  Executive shall not make unauthorized use or disclosure of any of the Company’s confidential, proprietary or trade secret information, including, without limitation, confidential, proprietary or trade secret information regarding its products, customers and suppliers.  Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of any employment agreement between Executive and the Company (including the Confidential Intellectual Property and Non-solicitation Agreement).  Should Executive or Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.             OPPORTUNITY FOR ADVICE OF COUNSEL.  Executive acknowledges that Executive has been, and hereby is, advised to seek advice of counsel with respect to this Release.

8.             ENTIRE RELEASE.  Executive and the Company acknowledge that no other party has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9.             SEVERABILITY.  Every provision of this Release is intended to be severable.  In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent

* Applicable only to termination under Section 4 of the Agreement jurisdiction, such illegality or invalidity shall not affect the remaining terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10.           ACKNOWLEDGMENTS.  Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

 Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary.

11.           REVOCATION.  As provided by the Older Workers Benefit Protection Act, Executive shall have up to twenty-one (21) days to consider this Release.  For a period of seven (7) days from execution of this Release, Executive may revoke this Release by so indicating in a signed writing delivered to the Company during the seven (7) day revocation period.  Upon receipt of Executive’s signed Release and the end of the revocation period without revocation by Executive, payment by Company as described in paragraph 4 above will be promptly forwarded to Executive.

COMPANY:

FEI COMPANY

By:	Date:

Title:

EXECUTIVE:

Date:
Don Kania